Exhibit 99.1

First BanCorp. Completes Acquisition of Banco Santander Puerto Rico

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--September 1, 2020--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), announced today the completion of its previously announced acquisition of Santander BanCorp (“Santander BanCorp”) and its wholly-owned subsidiary Banco Santander Puerto Rico (“Banco Santander”). In connection with the acquisition, Santander BanCorp and Banco Santander will be merged into FirstBank, with FirstBank being the surviving entity. As of July 31, 2020, Banco Santander had approximately $5.5 billion in assets, $2.7 billion in total loans and $4.2 billion in deposits. In consideration for the acquisition of Santander BanCorp and Banco Santander, the Corporation paid Seller cash in an amount of approximately (i) $394.8 million base purchase price for 117.5% of Banco Santander’s core tangible common equity, comprised of a $58.8 million premium on $336 million of core tangible common equity, plus (ii) $882.8 million for Santander’s BanCorp excess capital (paid at par), which represents the estimated closing payment pursuant to the terms of the Purchase Agreement.

Aurelio Alemán, President and Chief Executive Officer of the Corporation, commented: “Today we completed the acquisition of Banco Santander announced back in October 2019. The completion of this transaction marks a significant milestone in our journey. I want to acknowledge the hard work and dedication of both teams who have worked diligently on integration planning and execution throughout the operational disruption caused by the pandemic.

We welcome the Banco Santander employees and customers and look forward to exceeding their expectations with an expanded branch network and service channels and enhanced technological offerings. This transaction significantly improves our scale, talent strength and competitiveness in retail, commercial and business banking. Our existing customers will also benefit from this expanded reach. Furthermore, we have and will continue to make considerable investments in technological innovations and talent development to enhance our portfolio of product offerings and ability to service our customers.

The integration process will be carried out gradually to minimize the impact on FirstBank and Banco Santander customers, and we expect to complete the integration process during the second quarter of 2021. In the meantime, each of the FirstBank and Banco Santander customers prior to the merger will continue to conduct their banking business through their existing relationship branches and corresponding bank platforms. We expect that the combined strength of our franchises will expand our earnings power and capital ratios, which already exceed the well-capitalized regulatory guidelines. This is a new chapter for First BanCorp and we are delighted to make evident to our shareholders, customers and employees what we are capable of accomplishing together.”

This transaction further cements the Corporation’s prominent position in the island's financial services industry and significantly expands our ability to serve our customers by providing them with:

  A network of 73 branches throughout Puerto Rico, significantly expanding our presence in San Juan, Bayamón, Caguas, and Guaynabo, as well as in the western and southern regions of the island. Over the next few months, we will be working on integrating the branch systems so that we can serve customers of both banks in all branches;
  More than 445 ATMs throughout Puerto Rico. Moreover, both FirstBank and Banco Santander customers will be able to use both FirstBank and Banco Santander ATMs free of charge. In addition, upon the completion of the system integration process, customers will have access to more than 100 ATMs with remote deposit capacity;
  An extensive portfolio of financial products and services, including innovative digital banking alternatives, to conveniently address the needs of our individual and commercial customers; and
  Enhanced resources, professional knowhow, and talents focused on helping our customers achieve all their goals and dreams.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a Puerto Rico-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency, LLC. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Limited Liability Company and First Express, Inc., both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol “FBP.”

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies that may cause actual results to differ materially from the expectations, intentions, beliefs, plans, estimates or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to the factors described in the Corporation’s Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q and in other filings with the SEC. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
787-729-8003
john.pelling@firstbankpr.com